 North America Structured Investments  12m SPX/RTY/SX5E Auto Callable Contingent Interest Notes  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC.  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000  Indices: S&P 500 Index, Russell 2000 Index, and EURO STOXX 50 Index  Pricing Date: February 28, 2018  Final Review Date: February 25, 2019  Maturity Date: February 28, 2019  Monitoring Period: The period from, but excluding, the Pricing Date to and including the final Review Date  Review Dates: Quarterly  Contingent Interest Rate: [8.50% - 10.50%]* per annum, paid quarterly at a rate of between 2.1250% and 2.6250%*, if applicableInterest Barrier/Trigger Value: With respect to each Index, an amount that represents 70.00% of its Initial Value.  Trigger Event: A Trigger Event occurs if, on any day during the Monitoring Period, the closing level of any Index is less than its  Trigger Value.  CUSIP: 48129H2F3  Preliminary Pricing  Supplement: https://sp.jpmorgan.com/spweb/document/cusip/48129H2F3/doctype/Product_Termsheet/document.pdf  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  Automatic Call  If on any Review Date (other than the final Review Date) the closing level of each Index is greater than or equal to its Initial Value, the Notes willbe automatically called and you will receive a cash payment for each $1,000 principal amount note, equal to (a)$1,000 plus (b) the ContingentInterest Payment applicable to that Review Date.  Payment at Maturity  If the notes have not been automatically called and (i) the Final Value of each Index is greater than or equal to its Initial Value or (ii) a TriggerEvent has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a)$1,000 plus (b) the  Contingent Interest Payment applicable to the final Review Date.  If the notes have not been automatically called and (i) the Final Value of any Index is less than its Initial Value and (ii) a Trigger Event hasoccurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Index isless than its Initial Value, subject to any Contingent Interest Payment payable at maturity. Under these circumstances, your payment at maturityper $1,000 principal amount note, in addition to any Contingent Interest Payment, will be calculated as follows: $1,000 + ($1,000 × LesserPerforming Index Return).  Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk ofJPMorgan Chase & Co., as guarantor of the notes.  Hypothetical Returns**  Payment at Maturity  (8.50% per annum Payment at  Contingent Interest Maturity  Rate)  Lesser Performing If a Trigger Event If a Trigger Event  Underlying Return Has Not Occurred Has Occurred  60.00% $1,021.25 $1,021.25  40.00% $1,021.25 $1,021.25  20.00% $1,021.25 $1,021.25  5.00% $1,021.25 $1,021.25  0.00% $1,021.25 $1,021.25  -5.00% $1,021.25 $971.25  -20.00% $1,021.25 $821.25  -30.00% $1,021.25 $721.25  -30.01% N/A $699.90  -60.00% N/A $400.00  -80.00% N/A $200.00  This table does not demonstrate how your coupon payments can varyover the term of your securities.  Contingent Interest  *If the notes have not been called and the closing level or closing price,as applicable, of each Underlying on any Review Date is greater than orequal to its Interest Barrier, you will receive on the applicable InterestPayment Date for each $1,000 principal amount note a Contingent  Interest Payment equal to between $21.250 and $26.250 (equivalent toan interest rate of between 8.50% and 10.50% per annum, payable at arate of between 2.1250% and 2.6250% per quarter).  **The hypothetical returns and hypothetical interest payments on thenotes shown above apply only if you hold the notes for their entire termor until automatically called. These hypotheticals do not reflect fees orexpenses that would be associated with any sale in the secondary  market. If these fees and expenses were included, the hypotheticalreturns and hypothetical interest payments shown above would likely belower.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  12m SPX/RTY/SX5E Auto Callable Contingent Interest Notes  Selected Risks  • Your investment in the notes may result in a loss. The Notes do not guarantee any return of principal.  • The notes do not guarantee the payment of interest and may not pay interest at all.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial Company  LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject tochanges in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC orJPMorgan Chase & Co.  • You are exposed to the risks of the decline in value of each Index.  • Your payment at maturity will be determined by the Lesser Performing Index.  • Your return is limited to the principal amount plus accrued interest regardless of any appreciation of the  Indices, which may be significant.  • If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal for every 1% the Final Value of the Lesser Performing Underlying is less than its Initial  Value.  • The benefit provided by the Trigger Level may terminate on any day during the Monitoring Period.  • The call feature may force a potential early exit. There is no guarantee you will be able to reinvest the  proceeds at a comparable interest rate for a similar level of risk.  • No dividend payments, voting rights, or ownership rights with the equity securities included in each Underlying.  • J.P. Morgan is currently one of the companies that make up the S&P 500 Index.  • The notes are subject to the risks associated with small capitalization companies.  • The notes are subject to the risks associated with non-U.S. securities.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and has limited assets.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the  then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer to as  JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The  price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all,  may result in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes,  including acting as calculation agent and hedging our obligations under the notes, and making the  assumptions used to determine the pricing of the notes and the estimated value of the notes when theterms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or itsaffiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notesdecline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the  U.S. federal income tax consequences of an investment in the notes.  • The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product  supplement and “Selected Risk Considerations” to the applicable preliminary pricing supplement for  additional information.  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest,you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more completeinformation about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any productsupplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be  used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com